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                           UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549



                          SCHEDULE 13G/A


             Under the Securities Exchange Act of 1934
                         (Amendment No. 1)

                         CATALYTICA, Inc.
-------------------------------------------------------------------
                         (Name of Issuer)

              Common Stock, $.001 par value per share
-------------------------------------------------------------------
                  (Title of Class of Securities)

                           148885-10-6
-------------------------------------------------------------------
                          (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------                    ----------------------------
CUSIP No.  148885-10-6              13G          Page   2   of  5  Pages
---------------------------                    ----------------------------

---------------------------------------------------------------------------
1     Names of Reporting Persons S.S. OR I.R.S. Identification Nos.
      of Above Person

           Koch Industries, Inc.               48-0484227
--------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group (See Instructions)

      (a)  [   ]
                     Not Applicable
      (b)  [   ]
--------------------------------------------------------------------------
3     SEC Use Only


--------------------------------------------------------------------------
4     Citizenship or Place of Organization


           Kansas

--------------------------------------------------------------------------
                5    Sole Voting Power

                               740,801
 NUMBER OF
                --------------------------------------------------------
  SHARES
                6    Shared Voting Power
BENEFICIALLY
                               -0-
 OWNED BY
                --------------------------------------------------------
  EACH          7    Sole Dispositive Power

REPORTING                      740,801

 PERSON
                --------------------------------------------------------
  WITH          8    Shared Dispositive Power

                               -0-
--------------------------------------------------------------------------

9     Aggregate Amount Beneficially Owned By Each Reporting Person

                               740,801

--------------------------------------------------------------------------
10    Check Box If The Aggregate Amount In Row (9) Excludes
      Certain Shares (See Instructions)

           Not Applicable
--------------------------------------------------------------------------
11    Percent Of Class Represented By Amount In Row 9

                               3.8%

--------------------------------------------------------------------------

12    Type of Reporting Person (See Instructions)

                               CO

--------------------------------------------------------------------------

CUSIP No.  148885-10-6                         Page   3 of 5  Pages


Item 1.

      (a)  Name of Issuer:     Catalytica, Inc.

      (b)  Address of Issuer's Principal Executive Offices:

           430 Ferguson Drive
           Mountain View, California  94043

Item 2

      (a)  Name of Person Filing:

           Koch Industries, Inc.

      (b)  Address of Principal Office or, if none, Residence:

           P.O. Box 2256
           Wichita, Kansas  67201-2256

      (c)  CITIZENSHIP:  Koch Industries, Inc. is a Kansas corporation

      (d) TITLE OF CLASS OF SECURITIES: Common Stock, $.001 par value per share

      (e)  CUSIP NUMBER:  148885-10-6

Item 3.    Not applicable

           (a) [ ] Broker or Dealer registered under Section 15 of the Act

           (b)  [  ] Bank as defined in section 3(a)(6) of the Act

           (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act

           (d) [ ] Investment Company registered under section 8 of the Investment Company Act

           (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

           (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)

           (g) [ ] Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)(G) (Note: See Item 7)

           (h)  [  ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)

Item 4.

           (a)  Amount Beneficially Owned:  740,801

           (b)  Percent of Class: 3.8%*

                * Based on 19,330,000 shares outstanding as of December 31, 1996.

CUSIP No.  148885-10-6                         Page   4   of  5  Pages



           (c)  Number of Shares as to Which Such Person Has:

                (i)  Sole Power to Vote or to Direct the Vote:
                     740,801

                (ii)  Shared Power to Vote or to Direct the
                      Vote:  -0-

                (iii)  Sole Power to Dispose or Direct the
                       Disposition Of:  740,801

                (iv) Shared Power to Dispose or Direct the
                     Disposition Of:  -0-

Item 5. As of November 22, 1996, Koch Industries, Inc. ceased to be a beneficial owner of more than 5% of the common stock of Catalytica, Inc.

Item 6.    Not Applicable

Item 7.    Not Applicable

Item 8.    Not Applicable

Item 9.    Not Applicable

CUSIP No.  148885-10-6                         Page   5   of  5  Pages



Item 10.
           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


Signature

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 7, 1997
---------------------------------------------------------------------
Date


/s/ Paul W. Brooks
---------------------------------------------------------------------
Signature


Paul W. Brooks, Senior Vice President
---------------------------------------------------------------------
Name/Title

                          UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549


                           SCHEDULE 13G

             Under the Securities Exchange Act of 1934


                         CATALYTICA, INC.
-----------------------------------------------------------------
                         (Name of Issuer)

              Common Stock, $.001 par value per share
-----------------------------------------------------------------
                  (Title of Class of Securities)

                            148885-10-6
-----------------------------------------------------------------
                          (CUSIP Number)

      Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person:
(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

------------------------                  -------------------------
CUSIP NO. 148885-10-6          13G        Page 2 of 4 Pages
------------------------                  -------------------------
-----------------------------------------------------------------
      1    NAMES OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Koch Industries, Inc.
                48-0484227
-----------------------------------------------------------------
      2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a) [ ]
                                                      (b) [ ]
-----------------------------------------------------------------
      3    SEC USE ONLY


-----------------------------------------------------------------
      4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
-----------------------------------------------------------------
  NUMBER OF          5    SOLE VOTING POWER

   SHARES                      1,482,801
                --------------------------------------------------
BENEFICIALLY         6    SHARED VOTING POWER

  OWNED BY                     -0-
                --------------------------------------------------
    EACH             7    SOLE DISPOSITIVE POWER

 REPORTING                     1,482,801
                --------------------------------------------------
  PERSON             8    SHARED DISPOSITIVE POWER

   WITH                        -0-
-----------------------------------------------------------------
      9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON

                1,482,801
-----------------------------------------------------------------
    10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*
                                                    [  ]
-----------------------------------------------------------------
    11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                10.0%
-----------------------------------------------------------------
    12.    TYPE OF REPORTING PERSON*

                CO
-----------------------------------------------------------------
               * SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a).      Name of Issuer:

                Catalytica, Inc.

Item 1(b).      Address of Issuer's Principal Executive Offices:

                430 Ferguson Drive
                Mountain View, California 94043

Item 2(a).      Name of Person Filing:

                Koch Industries, Inc.

Item 2(b).      Address of Principal Business Office:

                P.O. Box 2256
                Wichita, Kansas 67201

Item 2(c).      Citizenship or Place of Organization:

                Koch Industries, Inc. is a Kansas corporation

Item 2(d).      Title of Class of Securities:

                Common Stock, $.001 par value per share

Item 2(e).      CUSIP Number:

                148885-10-6

Item 3.         If this statement is filed pursuant to Rules
                13d-1(b) or 13d-2(b), check whether the person filing is a:

                Not applicable.

Item 4.         Ownership.

                (a)  Amount Beneficially Owned:  1,482,801

                (b)  Percent of Class:*  10.0%

                (c)  Number of shares as to which such person has:

                     (i)  sole power to vote or to direct the
                          vote: 1,482,801

                     (ii)  shared power to vote or to direct the
                           vote: -0-

                     (iii) sole power to dispose or to direct the disposition of: 1,482,801

                     (iv)  shared power to dispose or direct the
                           disposition of:  -0-

                * Based on 14,844,423 shares outstanding as of December 31, 1993.

Item 5.         Ownership of Five Percent or Less of a Class.

                Not applicable.

Item 6.         Ownership of More than Five Percent on Behalf of
                Another Person.

                Not applicable.

Item 7.         Identification and Classification of the
                Subsidiary Which Acquired the Security Being
                Reported on by the Parent Holding Company.

                Not applicable.

Item 8. Identification and Classification of Members of the Group.

                Not applicable.

Item 9.         Notice of Dissolution of Group.

                Not applicable.

Item 10.        Certification.

                Not applicable.

Signature.

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 4, 1994                  Koch Industries, Inc.


                                          By  /s/ Paul W. Brooks
                                            ----------------------
                                            Name:  Paul W. Brooks
                                            Title:  Sr. Vice President